Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13D

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

Dated: August 21, 2023

Zeta Cayman Limited

By:	/s/ Subeom Lee
	Name:	Subeom Lee
	Title:	Director

Einstein Cayman Limited

By:	/s/ Subeom Lee
	Name:	Subeom Lee
	Title:	Director

SK Inc.

By:	/s/ Subeom Lee
	Name:	Subeom Lee
	Title:	VP of Digital Investment Center

Datos, Inc

By:	/s/ Seong Jung Kim
	Name:	Seong Jung Kim
	Title:	Group Leader

KTCU Global Partnership Private Equity Fund

By:	/s/ Dong Woo Chang
	Name:	Dong Woo Chang
	Title:	CEO

IMM Investment Corp.

By:	/s/ Dong Woo Chang
	Name:	Dong Woo Chang
	Title:	CEO